STOCK OPTION PLAN
                                       OF
                              BLUE VALLEY BAN CORP.

      This Stock Option Plan, is adopted this 14th day of December, 1994, by BLUE VALLEY BAN CORP., a Kansas corporation (the "Company") for the benefit of the optionees (herein referred to as the "Optionee" or "Optionees" as the context requires). Any person who from time-to-time becomes an Optionee shall be added to the list of Optionees on Exhibit A hereto. Exhibit A shall at all times be incorporated herein by this reference. An Optionee shall be a director and/or employee of the Company or Bank of Blue Valley, a Kansas corporation (the "Bank").

      The Stock Option Plan is as follows:

1. Grant and Designation of Option. Pursuant to this Stock Option Plan (the "Plan"), the Company's Board of, Directors may from time-to-time grant to an Optionee, a nonqualified stock option (the "Option") to purchase shares of the Company's common stock (the "Optioned shares"). The date the Board of Directors approves an Option shall be known herein as the "Grant Date". The number of Optioned Shares and Grant Date approved by the Board of Directors shall be added to the listing of Optionees on Exhibit A hereto.

2. Option Price. The price per share of the Optioned Shares (the "Option Price") shall be determined as of the Grant Date by the Board of Directors and shall be specified on Exhibit A hereto.

3. Term of Option. Any Option granted as of the date of this Plan or later shall expire at the end of ten (10) years from the Grant Date, subject to earlier termination as provided hereinafter. Any Option granted prior to the date of this Plan shall have the term specified for such Option in Exhibit A hereto.

4.    Exercising Options.

      a. Notice of Exercise. The option shall be exercised by delivering notice to the Company which: (i) states the Optionee's election to exercise the Option;
(ii) states the total number of shares that are being exercised; and (iii) is accompanied by the full Option Price of the shares. For purposes of this Paragraph 4, the date the Company receives such notice and purchase price shall be the "Exercise Date". To the extent the Optionee has been granted more than one Option under this Plan, the first-in-first-out rule will apply in determining which option has been exercised. If the Option is exercised as permitted herein by any person or persons other than the Optionee, such notice shall be accompanied by such documentation as the Company may reasonably require, including without limitation, evidence of the authority of such person or persons to exercise the Option and evidence satisfactory to the Company that any death taxes payable with respect to such shares have been paid or adequately reserved,

      b. Payment of Purchase Price. The purchase price shall be paid with: (i) cash or a check payable to the Company, and/or (ii) a properly endorsed certificate(s) with signatures


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guaranteed (unless such signature guarantee is waived by an officer of the
Company), representing shares of the Company's common stock which are fully paid and free and clear from all liens and encumbrances. If, at the Exercise Date, the shares surrendered by the Optionee are restricted under any federal or state securities laws, then an equivalent number of newly issued shares equal to the restricted shares surrendered shall continue to be so restricted. See Paragraph 5 below for purposes of determining the fair market value of the Company's common stock exchanged by an Optionee as all or part of the purchase price of an option on any Exercise Date.

      c. Delivery of Certificates. The Company shall deliver a certificate or certificates representing the shares as to which the Option has been exercised as soon as practicable after receipt of the notice, payment of the full purchase price, satisfaction of any withholding requirements set forth in Paragraph 9 of this Plan, and receipt of any other documentation that the Company may reasonably request.

5. Fair Market Value Determination. As of any Exercise Date, the fair market value per share of the Company's common stock shall be equal to eighty percent (80%) of the net book value of the Company's stock based on the consolidated financial statements of the Company as of the June 30 or December 31 ending on or preceding the Exercise Date (i.e., if June 29 is the Exercise Date, then the previous December 31 financial statements will be used, if June 30 is the Exercise Date, then that June 30 financial statements will be used). The Company's determination of fair market value shall be binding on all Optionees and option holders.

6. Limited Transferability. This option shall be transferable only as follows:
(i) by option holder's will; (ii) by the laws of descent and distribution governing the option holder's estate; (iii) at anytime to option holder's spouse, lineal ascendants (including brothers and sisters), and lineal descendants; or (iv) to a trust or court-appointed fiduciary for the benefit of the option holder or any of the family members specified previously in (iii) of this sentence. Any options granted hereunder which are transferred because of the death of the option holder shall lapse if not exercised by the successor option holder within one (1 ) year after the date of the option holder's death. During the lifetime of the option holder, the Option may be exercised only by the following: the option holder; the option holder's legal guardian or representative; or under a Power of Attorney from the option holder to some other person or entity. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. The terms and provisions of this Plan are intended to apply not only to the original Optionee, but to any subsequent option holder. Use of the term Optionee in this Plan shall also be deemed to include any option holder as the context requires. The Optionee acknowledges that the stock is subject to certain rights of first refusal on any subsequent sale of the stock to outside parties.

7. Stock Adjustments. If the Company determines that any stock dividend, stock split, reverse stock split, merger, reorganization, consolidation, recapitalization, split-up, spin-off, repurchase, exchange of shares, issuance of warrants or any other rights to purchase the Company's securities, or other event affects the Company's common stock, adjustments shall be made in the maximum number and/or class of shares and/or Option Price as the Company determines to be appropriate in order to prevent the dilution or enlargement of

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benefits or potential benefits under this Plan.

8. Compliance With certain Laws and Regulations. If the Company determines that the consent or approval of any governmental regulatory body, or that the listing, registration or qualification of the shares subject to any Option upon any securities exchange or under any law or regulation, is necessary or desirable in connection with the granting or exercising of an option or the acquisition of shares thereunder, the option holder shall supply the Company with such certificates, representations and information as the Company may request and shall otherwise cooperate with the Company in obtaining any such listing, registration, qualification, consent or approval.

      The Optionee acknowledges that the Company makes no representation that any of the foregoing conditions exist, and undertakes no obligation to assure that any such conditions exist at the time of exercise.

9.    Tax Withholding.

      a. Whenever the Company issues common stock under this Plan, the Company shall have the right to require the option holder to remit to the Company amounts sufficient to satisfy all applicable federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificate or certificates have been delivered prior to the time a withholding obligation arises, the company shall have the right to require the Optionee (or his guardian, legal representative , power of attorney, or successor) to remit to the Company amounts sufficient to satisfy all federal, state and local withholding tax requirements at the time such obligation arises and to withhold, as necessary, from any of the option holder's accounts at the Bank or from any other amounts (including payroll) payable to the optionee or option holder by the Company or the Bank. Whenever the Company makes cash payments under this Plan, the Company shall have the right to make such payments net of an amount sufficient to satisfy all federal, state and local withholding tax requirements.

      b. When permitted by the Company, the option holder may irrevocably elect in writing, as to each option and on or prior to the date as of which income is realized by the Optionee, in connection with such Option, to satisfy the withholding obligation, in whole or in part, by complying with one of the following alternatives at the Exercise Date: (i) request the Company to withhold shares of common stock of the Company which would otherwise be issuable upon such exercise; or (ii) deliver to the Company shares of common stock of the Company owned by Optionee, having an aggregate fair market value, together with cash for any fractional amount, equal to the amount required to be withheld for such taxes. Any certificates delivered to the Company shall be properly endorsed with signatures guaranteed (unless such signature guarantee is waived by an officer of the Company), representing shares of the Company's common stock which are fully paid and free and clear from all liens and encumbrances.

10.   General.

      a. Transfer Taxes. The Company shall pay all original issue and transfer taxes and


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all other fees and expenses necessarily incurred by the Company in connection with the issue and transfer of shares by the Company to the option holder pursuant to this Plan.

      b. Privilege of Stock Ownership. The option holder shall no have any rights of a stockholder with respect to the Optioned Shares until the Option has been duly exercised and the shares have been transferred to the option holder on the books and records of Company.

      c. Construction and No Waiver. Notwithstanding any provision of this Plan, every option granted and exercised pursuant to this Plan are subject to the provisions of this Plan. The failure of the Company in any instance to exercise any of its rights granted under this Plan shall not constitute a waiver of any subsequent identical rights or any other rights that may arise under this Plan.

      d. Notices. Any notice required to be given or delivered to the Company or the Optionee under the terms of this Plan shall be in writing and addressed to the Company at the Bank's main corporate offices and to the optionee at the address indicated on Exhibit A. Either party may designate another address by sending a written notice to the other party. All notices shall be sent by U.S. certified mail, with return receipt requested, or by actual delivery, if a signed receipt is obtained.

      e. Sole and Absolute Discretion. The Company shall have sole and absolute discretion as to any action or determination of the Company pursuant to this Plan.

      f . Governing Law. This Plan shall be governed by and construed in accordance with the laws of Kansas without reference to its principles of conflicts of law. Venue for any litigation shall be in Johnson County, Kansas.

      This Stock Option Plan has been duly executed, as of the day and year first above written.

                                    BLUE VALLEY BAN CORP.

[SEAL]
                                    By: /s/ Robert D. Regnier
                                        Robert D. Regnier, President